Exhibit 99.1

Questcor Reports Record First Quarter Net Sales

-Expanded Sales Force Drives Record 508 Paid Acthar Prescriptions for MS, up

120% from Year Ago Period and up 44% from Fourth Quarter 2010-

-Initial Sales Efforts in Nephrotic Syndrome Deliver Encouraging Results-

-Q1 Net Sales a Record $36.8 Million, up 40% from Prior Year Period-

-Q1 GAAP Net Income Per Diluted Share $0.17-

-Q1 non-GAAP Net Income Per Diluted Share $0.20-

-Conference Call Today at 4:30 p.m. ET-

ANAHEIM, CA – April 26, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for its first quarter ended March 31, 2011. Net sales totaled a record $36.8 million for the quarter compared to $26.2 million for the quarter ended March 31, 2010, and $29.3 million for the quarter ended December 31, 2010.

The Company’s financial performance was driven by a 120% year-over-year increase in the number of new paid prescriptions of H.P. Acthar® Gel (Acthar) for the treatment of multiple sclerosis (MS) exacerbations. In the first quarter, paid Acthar prescriptions for the treatment of nephrotic syndrome (NS) increased to 18 while prescriptions for the treatment of infantile spasms (IS) were 89, which is within the historic range for IS.

“Our strategy to expand the sales force is clearly paying off,” said Don M. Bailey, President and CEO of Questcor. “Paid MS prescriptions are up sharply from last quarter. March was a particularly strong month and this momentum has continued so far in April. We believe that Acthar is filling an increasingly important role in the treatment of exacerbations associated with MS and, looking forward, we expect to continue to grow sales in this important therapeutic area.”

Mr. Bailey added, “We are also encouraged by the early positive results from our small, dedicated nephrology sales team, which initiated selling efforts at the beginning of March. The number of nephrologists who are using Acthar to treat patients with nephrotic syndrome is increasing. In addition, during the second quarter we will initiate a company-sponsored Phase IV trial to study Acthar in the treatment of NS associated with idiopathic membranous nephropathy. Acthar is indicated ‘to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus’.”

Non-GAAP and GAAP Net Income

Non-GAAP net income for the quarter ended March 31, 2011 was $12.8 million, or $0.20 per diluted common share. Non-GAAP net income for the quarter ended March 31, 2010 was $8.6 million, or $0.14 per diluted common share.

On a GAAP basis, net income for the first quarter of 2011 was $11.2 million or $0.17 per diluted common share. Net income for the first quarter of 2010 was $7.9 million, or $0.12 per diluted common share.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and non-GAAP net income is provided with the financial tables included with this release.

Prescription Trend Information for MS, NS and IS

During the first quarter of 2011, Questcor shipped 2,010 vials of Acthar compared to 1,446 vials in the first quarter of 2010. The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders from our distributor, and the timing of these orders can significantly affect net sales and net income in any particular quarter. For this reason, as well as other factors causing quarter-to-quarter variability in Questcor’s operating results, the Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In order to help investors better understand historical trends in sales of Acthar for each of its three key therapeutic uses, acute exacerbations of MS, NS, and IS, Questcor has grouped new prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as Tricare prescriptions that receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or, for periods prior to the first quarter of 2010, greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2008, 2010 and 2011, but not 2009.

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Year-Over-Year Growth in Paid Rx	Sequential Growth in Paid Rx	Fully Rebated	Total
2008
Q1-08	24			5	29
Q2-08	35		46%	1	36
Q3-08	51		46%	5	56
Q4-08	69		35%	4	73
Total 2008	179			15	194
2009
Q1-09	78	225%	13%	8	86
Q2-09	124	254%	59%	17	141
Q3-09	141	176%	14%	20	161
Q4-09	213	209%	51%	15	228
Total 2009	556	211%		60	616
2010
Q1-10	231	196%	8%	12	243
Q2-10	304	145%	32%	24	328
Q3-10	323	129%	6%	19	342
Q4-10	354	66%	10%	24	378
Total 2010	1,212	118%		79	1,291
2011
Q1-11	508	120%	44%	49	557

Nephrotic Syndrome (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2009
Q1-09	1	0	1
Q2-09	3	1	4
Q3-09	2	0	2
Q4-09	14	3	17
Total 2009	20	4	24
2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7
Total 2010	30	1	31
2011
Q1-11	18	1	19

Infantile Spasms (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2009
Q1-09	104	75	179
Q2-09	91	68	159
Q3-09	60	58	118
Q4-09	94	45	139
Total 2009	349	246	595
2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159
Total 2010	367	260	627
2011
Q1-11	89	71	160

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective 3/23/10, a rebate liability for the MCO prescriptions estimated to be filled on or after 3/23/10 has been accrued. The Company does not have the ability to accurately identify every MCO prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the tables above.

(4) Historical trend information is not necessarily indicative of future results.

“Our expanded sales force is gaining traction in the MS market faster than we expected,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “We believe the increased physician call activity, as well as further productivity gains by our sales personnel will drive continued MS sales growth throughout 2011.”

“During March, we initiated a limited selling effort in nephrology and a peer-reviewed journal published the first clinical data supporting the use of Acthar in the treatment of nephrotic syndrome. Our NS sales team has generated encouraging early Acthar prescription activity and we are now beginning to explore options for increasing our sales effort in this market,” concluded Mr. Cartt.

Sales Reserves

Questcor’s sales reserves during the quarter ended March 31, 2011, including the Company’s reserves for Medicaid rebates, represented 24.3% of Gross Sales of $48.6 million for the quarter ended March 31, 2011.

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the adoption of health care reform, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states related to prescriptions of Acthar for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO), which prescriptions were not previously rebate eligible.

Operating Expenses

Operating expenses were $18.6 million for the quarter ended March 31, 2011, compared to $12.2 million for the quarter ended March 31, 2010. The year-over-year growth in expenses was principally due to increased headcount-related costs, including sales commissions, and expenses associated with marketing programs. In addition, the Company incurred an expense of approximately $0.3 million for the write-off of goodwill associated with a 1999 acquisition.

The Company expects operating expenses to continue to increase during 2011, due to increased spending associated with its Phase IV clinical study of the use of Acthar in the treatment of NS associated with idiopathic membranous nephropathy and increased selling and marketing expenses.

Cash and Share Repurchase Program

As of April 22, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $128 million.

During the first quarter, the Company used $11.5 million to repurchase 884,300 shares of its common stock in open market transactions. These repurchases brought the total expenditures for the repurchase of common and preferred shares to over $78 million since this effort began in 2008. As of March 31, 2011, Questcor had 61.7 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program.

Conference Call Details

The Company will host a conference call today, April 26, 2011 at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss first quarter 2011 results. Don Bailey, President and Chief Executive Officer, and other members of the management team will host the call.

To participate in the live call by telephone, please dial 877-941-1465 for domestic participants and 480-629-9678 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4434709#. An archived webcast will also be available at www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of acute exacerbations of multiple sclerosis in adults, the treatment of nephrotic syndrome, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	The complex nature of our manufacturing process, our reliance on sole source manufacturers, and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. health care reform legislation is implemented;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid sales may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
415-896-6820	646-688-0425

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales	$36,833	$26,244
Cost of sales (exclusive of amortization of purchased technology)	1,872	1,998

Gross profit	34,961	24,246
Operating expenses:
Selling and marketing	11,252	6,650
General and administrative	3,873	2,726
Research and development	2,981	2,747
Depreciation and amortization	198	125
Impairment of goodwill	299	—

Total operating expenses	18,603	12,248

Income from operations	16,358	11,998
Interest and other income, net	265	96

Income before income taxes	16,623	12,094
Income tax expense	5,399	4,242

Net income applicable to common shareholders	$11,224	$7,852

Net income per share applicable to common shareholders:
Basic	$0.18	$0.13

Diluted	$0.17	$0.12

Shares used in computing net income per share applicable to common shareholders:
Basic	62,219	61,893

Diluted	65,374	63,566

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income applicable to common shareholders	$12,783	$8,601
Share-based compensation expense	(1,223)	(668)
Depreciation and amortization expense	(134)	(81)
Impairment of goodwill	(202)	—

Net income applicable to common shareholders – GAAP	$11,224	$7,852

Adjusted net income per share applicable to common shareholders - basic	$0.21	$0.14
Share-based compensation expense	(0.02)	(0.01)
Depreciation and amortization expense	(0.00)	(0.00)
Impairment of goodwill	(0.00)	(0.00)

Net income per share applicable to common shareholders – basic	$0.18	$0.13

Adjusted net income per share applicable to common shareholders – diluted	$0.20	$0.14
Share-based compensation expense	(0.02)	(0.01)
Depreciation and amortization expense	(0.00)	(0.00)
Impairment of goodwill	(0.00)	(0.00)

Net income per share applicable to common shareholders – diluted	$0.17	$0.12

Net income per share applicable to common shareholders – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense;

2.	Depreciation and amortization expense; and

3.	Impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2011	December 31, 2010
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$66,089	$41,508
Short-term investments	55,605	73,324

Total cash, cash equivalents and short-term investments	121,694	114,832
Accounts receivable, net of allowance for doubtful accounts of $24 and $25 at March 31, 2011 and December 31, 2010, respectively	12,333	11,128
Inventories, net of allowance for obsolescence of $280 and $158 at March 31, 2011 and December 31, 2010, respectively	4,143	3,726
Prepaid income taxes	3,869	3,532
Prepaid expenses and other current assets	2,079	1,864
Deferred tax assets	8,363	8,417

Total current assets	152,481	143,499
Property and equipment, net	1,584	872
Purchased technology, net	3,001	3,074
Goodwill	—	299
Deposits and other assets	65	65
Deferred tax assets	4,184	4,184

Total assets	$161,315	$151,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,046	$3,869
Accrued compensation	3,294	4,158
Sales-related reserves	23,358	21,511
Income taxes payable	5,666	—
Other accrued liabilities	1,035	1,973

Total current liabilities	38,399	31,511
Lease termination, deferred rent and other non-current liabilities	179	355

Total liabilities	38,578	31,866

Commitments and contingencies (see Note 9)
Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 61,675,282 and 62,418,464 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	66,178	74,809
Retained earnings (accumulated deficit)	56,519	45,295
Accumulated other comprehensive income (loss)	40	23

Total shareholders’ equity	122,737	120,127

Total liabilities and shareholders’ equity	$161,315	$151,993

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash Flows From Operating Activities
Net income	$11,224	$7,852
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	1,812	1,029
Deferred income taxes	54	—
Amortization of investments	(111)	147
Depreciation and amortization	198	125
Impairment of goodwill	299	—
Loss on disposal of property and equipment	11	—
Income tax benefit realized from share-based compensation plans	212	—
Changes in operating assets and liabilities:
Accounts receivable	(1,205)	1,436
Inventories	(417)	28
Prepaid income taxes	(337)	—
Prepaid expenses and other current assets	(215)	12
Accounts payable	1,177	(9,268)
Accrued compensation	(864)	(421)
Sales-related reserves	1,847	(1,420)
Income taxes payable	5,666	3,442
Other accrued liabilities	(938)	(844)
Other non-current liabilities	(176)	(81)

Net cash provided by operating activities	18,237	2,037

Cash Flows From Investing Activities
Purchase of short-term investments	(21,866)	(10,831)
Proceeds from maturities of short-term investments	39,713	2,000
Purchase of property and equipment	(848)	(127)

Net cash provided by / (used in) investing activities	16,999	(8,958)

Cash Flows From Financing Activities
Issuance of common stock, net	798	520
Repurchase of common stock	(11,453)	—

Net cash (used in) / provided by financing activities	(10,655)	520

Increase (decrease) in cash and cash equivalents	24,581	(6,401)
Cash and cash equivalents at beginning of year	41,508	45,829

Cash and cash equivalents at end of year	$66,089	$39,428

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$2	$1

Cash paid for income taxes	$70	$800

Excess tax benefit from share-based compensation plans	$658	$—